EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"] made as of the "Effective Date" (defined below), by and between Corporate Sports Incentives, Inc. d/b/u UTIX Corporation, Inc. (" UTIX" or the "Company"), and Anthony G. Roth (the "Executive"),

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Parties agree as follows:

I.      TITLE

        The Executive's title will be President & Chief Executive Officer.

II.     TERM OF EMPLOYMENT

        The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company for a period of four (4) years commencing on the Effective Date.

III     RESPONSIBILITIES OF THE EXECUTIVE

        The Executive agrees to undertake the duties and responsibilities inherent in the position described above, those described in the Company's By-Laws and such other duties and responsibilities as the Company shall from time to time reasonably assign. Executive shall report directly to the Chairman of the Board.

        Executive shall devote his full time and best efforts to the Company. Company agrees to appoint Executive to the Board as of the Effective Date and nominate Executive as a Board candidate on the management proposed slate throughout the tenure of his employment hereunder. Should Executive elect to resign from Board, such resignation shall not, of itself, effect a termination or breach of this Agreement.

IV      EXPENSE REIMBURSEMENT

        The Company will advance and/or reimburse the Executive for all reasonable travel and other business expenses incurred in furthering the business of the Company and in accordance with the Company's travel and business expense policy.

V       ANNUAL BASE SALARY

        The Executive shall receive an annual base salary of $150,000. This salary will be reviewed at least annually by the Compensation Committee of the Board; and the Board in its sole discretion, may increase the Annual Base Salary for part or all of the remaining term.

VI      BONUSES

        A. Executive shall receive a one time Signing Bonus of $25,000 payable upon the Effective Date of this Agreement.

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        B.      Executive shall also  participate in the Executive Bonus Program with an Annual Bonus not to exceed 75% of the then Annual Base Salary. The Annual Bonus for Executive shall be payable in cash and will be due the month following the delivery of the Company's annual operating results to the Board of Directors.

VII     STOCK OPTIONS

        Executive is granted options pursuant to the Company's Stock Options Plan ("Plan") to purchase the greater of (i) 750,000 shares or (ii) 25% of the stock option pool of Company common stock allocated for the Board and Company employees. The exercise price shall be equal to the initial price established it. the private offering of Company common stock made as of the Effective Date, Such options shall vest expire ten year's from the date of issue, The options shall vest at the rate of 25% per year on each of the first four anniversary dates of the Effective Date of this Agreement, subject Articles IX and XI below.

        Executive agrees to enter into a stock option agreement with Company containing the above terms and provision of the options together with such other terms and conditions as counsel for the Company may reasonably require to assure compliance with applicable state and federal law and stock` exchange requirements in connection with the issuance of Company common stock upon exercise of option to be granted as provided herein, or as may be required to comply with the Plan.

V1l     BENEFITS

        Executive shall be entitled to receive all benefits generally made available to senior executives of the Company ("Benefits").

        TERMINATION BY COMPANY

        Company shall have tope right to terminate this Agreement under the following circumstances:

        A. For cause upon notice from the Company Board of Directors. For purposes hereof, "cause" for termination shall include (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect can the Executive's ability to carry out his duties under this Agreement or upon the reputation =~x the Company; (c) conduct involving moral turpitude; and (d) upon a good faith finding by the Board of Directors of gross insubordination or misconduct during the term hereof which materially harms or damages the Company.

        B. Upon the death or disability of the Executive. As used in this Agreement, the term "disability" :hall mean the inability of the Executive, due to a physical and/or mental disability, L perform the essential functions of his/her job for a period of six (6) consecutive, months.

        C. For poor performance of Executive as determined by the Board of Directors, after (i) such performance issues have been communicated in writing to the Executive and (ii) the Executive has failed to cure deficiencies communicated within a reasonable time period.

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        RIGHTS FOLLOWING TERMINATION BY COMPANY

        Upon termination pursuant by Company, the following shall apply:

        Upon termination pursuant to Paragraph A ("for cause(degree)) of Section IX, the Company shall have no further responsibility to Executive except to pay the portion of (i) the Annual Base Salary, and (ii) Annual Bonus earned and prorated to and including the last day of employment shall be paid to Executive in accordance with bonus payment schedules of other Executives. All stock options not yet vested as of the last day of employment are canceled.

        Upon  termination  pursuant to  Paragraph B ("death or  disability")  of
        Section IX, the Company shall continue to pay by the Executive, his surviving spouse, if living, otherwise to his estate, the Annual Base Salary aid provide full Benefits (pursuant to Article VIII) for six (6) months following the last day of employment in the event of Executive's death or from the date the Executive is deemed disabled, (as defined in Section IX B).

Upon termination pursuant to Paragraph C ("poor performance") of Section IX, the Company shall provide Executive with the following severance package:

    o Annual Base Salary and Annual Bonus. Bonus shall be paid to Executive in accordance with bonus payment schedules of other Executives. Salary, (based upon annualizing portion of ; gar employed) will be payable in equal monthly installments over 12 months or a single lump sum payment equal to the present value of said installment payments discounted ::r the then prime rate published in the Wall Street Journal as of the date of termination.

    o   Benefits as per Section VIII for 12 months from the date of termination;

    o All stock option, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 7.811` day following the date of termination, all unexercised options, warrants and other equity arrangements shall be canceled.

TERMINATION BY EXECUTIVE

Executive shall have the right to terminate his employment under the Agreement upon thirty (30) days' prior written notice to Board provided said notice is delivered to the Chairman of the Board within 60 days following the occurrence of either A or B below or resigns in accordance with C below.

A. Executive is not appointed, slated, elected or retained as a voting member of the Board of Director of the Company;

B. Company materially reduces Executive's scope OF authority, duties and responsibilities hereunder. Executive's scope OF authority, duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided to the following such an event (i) Executive shall continue to have the same scope of ai.4odty, duties and responsibilities with respect to Company's Universal Ticket products, sales and marketing operations, and retail distribution business and (ii) Executive shall report directly to the then chief executive officer or Board of Directors of

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        the entity that acquires the Company or substantially all OF its assets;
        or

C. Executive announces the termination of his employment agreement in writing to the Board of Directors as a "voluntary resignation."

RIGHTS FOLLOWING A TERMINATION BY EXECUTIVE

If this Agreement is germinated pursuant to Sections A or B of Article XI, the Company shall pay Executive within 30 days of the date of termination the following severance package:

        o One year Annual Base Salary and Annual Bonus (based upon annualizing portion of year employed) payable upon termination in a single lump sum payment;

        o   One year of Benefits continuation per Article VIII;

        o All. stock options, warrants and other equity arrangements granted by the Company to executive under the Plan or otherwise prior to the date of termination shall be deemed 100% vested as of the date of termination.

        If this Agreement is terminated pursuant to Section C of Article X (voluntary resignation), the Company shall have no further responsibility to Executive except to pay the portion of (i) Annual Base Salary, and (ii; Annual Bonus earned to and including the last day of employment. Further, all stock options not yet vested as of the last day of employment are canceled. All stock options, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 1811 day following the date of termination, all unexercised option;; warrants and other equity arrangements shall be canceled.

XIII    CHANGE OF CONTROL TERMINATION

        If within twenty-four months following a Change of Control, as hereinafter defined, the Executive's employment is terminated for a reason (or no reason) other than for disability, death or for cause, the termination shall be deemed a "Change of Control Termination" and this Article shall determine Executives severance package in lieu of provisions described under Articles X and XII above. In the event of a Change of Control Termination, the Company shall pay to the Executive a single lump sum payment equal to two years of the Executive's then Annual Base Salary and Annual Bonus (based upon a; initializing current year), and a continuation of Benefits (per Section VIII) for two years. Additionally, any stock options, warrants, or other equity arrangements granted to the Executive shall become 100% vested as of the date of the Change of Control Termination.

        "Change of Control"- shall be deemed to have occurred if at any time after the Effective Date of this Agreement any person or group
        (excluding the shareholders OF the Company the day before the Public Merger), directly or indirectly, controls more than 50% of the combined voting power of the young securities of the Company.

XIV     BINDING AGREEMENT

        This Agreement shall be binding upon arid inure to the benefit of Executive, his heirs, distributees and assigns and the Company, its successors (e,g. Public Company via Public Merger), and

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        assigns.  Executive r nay not, without the express written permission of the Company, assign or pledge any rights c: obligations hereunder to any person, firm or corporation, No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by both parties hereto.

XV      GOVERNING LAW

        This Agreement shill be governed by and construed in accordance with the laws of the State of Delaware

        All notices which a ,:arty is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing via either overnight service or U.S. Mail certified return receipt requested, by addressing the same to the other party as follows:

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        If to Executive to:

                           Anthony G. Roth
                           5 El Will Farm Road
                           Bedford, MA 01730

        If to Company to:

                           Chairman of Board of Directors
                           UTIX Corporation
                           170 Cambridge Street
                           Burlington, MA 01803

        Or such other place as may be designated in writing by like notice.

XVI     EFFECTIVE DATE

        This Agreement shall become effective as of Chic, closing date of the Public Merger (defined below) and said merger is a condition precede; rt to the commencement of the term hereunder.

XVII    PUBLIC MERGER

        The Company is in the process of competing a Public Merger with a public company, Equicap, Inc. ("Public Merger").

XVIII   ATTORNEY FEES

        In the event a dispute arises as to the interpretation, enforcement and/or breach of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and all costs Incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of September, 2003.

EXECUTIVE:                              UTIX CORPORATION, INC.

----------------------------------      ----------------------------------------
Anthony G. Roth                         Jonathan Adams              Date
                                        Co-Chairman



                                        ----------------------------------------
                                         Charles A. Lieppe          Date
                                            Co-Chairman

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        If to Executive to:

                          Anthony G. Roth
                          5 El Will Farm Road
                          Bedford, MA 01730

        If to Company to:

                          Chairman an of Board of Directors
                          UTIX Corporation
                          176 Cambridge Street
                          Burlington, MA 01803

        Or such other place as may be designated in writing by like notice.

VI      EFFECTIVE DATE

        This Agreement shall become effective as of the closing date of the Public Merger (defined below) and said merger is a condition precedent to the commencement of the term hereunder.

:VII    PUBLIC MERGER

        The Company is in the process of completing a Public Merger with a public company, Equicap, Inc: ("Public Merger").

YIII    ATTORNEY FEES

        In the event a dispute arises as to the interpretation, enforcement and/or breach of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and all costs incurred.

IN WITNESS WHEREOF, the parties hereto have:, executed this Agreement as of the 18th day of September, 2003.


EXECUTIVE:                              UTIX CORPORATION, INC.

-----------------------                 ----------------------------------------
Anthony G. Roth    Date                 Jonathan Adams           Date
                                        Co-Chairman



                                        ----------------------------------------
                                        Charles A. Lieppe        Date
                                        Co-Chairman